Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2019 RESULTS

JASPER, IN (February 4, 2019) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended December 31, 2018.
Highlights:

•	Revenue growth of 13%, or 11% on an organic basis, led by double-digit growth in commercial, healthcare, and hospitality verticals.

•	Order growth of 5%, or 4% on an organic basis, with double-digit increases in healthcare and education verticals.

•	New product introductions rose to 27% of office furniture sales compared to 19% in the prior year.

•	Increases in tariffs, steel, and transportation costs were mitigated by cost savings initiatives.

•	Lower effective tax rate of 25.6% compared to prior year rate of 40.6%, as lower income tax rates are now fully in effect.

Kristie Juster, CEO, stated, “I was very pleased with our revenue growth during the quarter. It was a strong delivery with growth across 5 of our 6 verticals combined with continued diligent management of our cost savings initiatives. In fact, we are increasing our projected savings from these initiatives in fiscal year 2019 from $7 million to $10 million, made possible by the hard work and ideas from our dedicated employees.”
Ms. Juster continued, “Our strong financial position has allowed us to make solid investments in our strategic growth initiatives for 2019: new products, the healthcare vertical, our deeper focus on the Architectural and Design community and the recently announced David Edward acquisition. These strategic investments are a critical step in setting the foundation for our next chapter of growth. Since becoming CEO in November, I have valued my time getting to know our employees, obtaining a deeper understanding of our core competency of manufacturing and connecting with our dealer partners. It is truly an exciting time for Kimball International. We are actively involved in the development of our new growth strategy that is grounded in a clear purpose and a renewed focus on the opportunities ahead of us. We at Kimball International are committed to delivering long-term value for our shareowners.”

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2018	December 31, 2017	Percent Change
Net Sales	$201,008	$178,614	13%
Gross Profit	$64,989	$57,420	13%
Gross Profit %	32.3%	32.1%
Selling and Administrative Expenses	$51,491	$45,415	13%
Selling and Administrative Expenses %	25.6%	25.4%
Operating Income	$13,498	$12,005	12%
Operating Income %	6.7%	6.7%
Adjusted Operating Income *	$14,000	$12,005	17%
Adjusted Operating Income %	7.0%	6.7%
Net Income	$9,405	$7,378	27%
Adjusted Net Income *	$9,777	$7,378	33%
Diluted Earnings Per Share	$0.25	$0.20
Adjusted Diluted Earnings Per Share *	$0.26	$0.20
Return on Capital	20.1%	16.7%
Adjusted EBITDA *	$16,987	$16,142	5%

* The items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
Prior period financial statements were recast due to the full retrospective adoption of guidance on the recognition of revenue from contracts with customers.

•
Consolidated net sales increased 13%, or 11% on an organic basis, driven by increases in all vertical markets except the government vertical. The commercial vertical had strong momentum with 29% growth, and the healthcare vertical grew 20% on continued strategic focus within this vertical. The hospitality vertical grew 16% on increases of both program business and higher margin custom business. Sales in the government vertical declined 21% as the project nature of this vertical often results in fluctuations.

•
The Company continues to develop and launch new products. New product sales approximated 27% of total office furniture sales compared to 19% in the prior year second quarter, driven by a 60% increase in sales of new office furniture products. New products are defined as those introduced within the last three years.

•
Orders received during the second quarter of fiscal year 2019 increased 5% from the prior year, or 4% on an organic basis. The increase was primarily attributable to the healthcare (up 22%), education (up 10%), and commercial (up 5%) vertical markets. The healthcare and education verticals have experienced steady growth due to increasing strategic focus, and the commercial vertical is benefiting from new product introductions.

•
Gross profit as a percent of net sales increased 20 basis points from the prior year as incremental margins from price increases, leverage from higher sales volumes, savings realized from cost reduction initiatives, and lower healthcare costs, were partially offset by higher tariffs, steel, and transportation costs. The David Edward acquisition also negatively impacted gross profit in the second quarter, as expected, and will continue to in the short-term until productivity improvements and synergies are realized.

•
Selling and administrative expenses in the second quarter increased 20 basis points as a percent of net sales and increased 13% in absolute dollars compared to the prior year. The increase in selling and administrative expense was driven by higher incentive compensation and commission costs related to improved sales and operating profits, salaries, costs related to strategic growth investments, and CEO transition costs.

•
The Company benefited from a lower effective tax rate of 25.6% for the second quarter of fiscal year 2019 compared to the prior year effective tax rate of 40.6%. The decline was primarily driven by the Tax Cuts and Jobs Act enacted in December 2017, under which the Company’s statutory federal tax rate for fiscal year 2019 declined to 21% from the prior year second quarter tax rate of 28.1%.

•
Operating cash flow for the second quarter of fiscal year 2019 was $16.8 million compared to operating cash flow of $8.4 million in the prior year, an increase of $8.4 million. The increase was primarily driven by payments of employee incentives that occurred during the prior year second quarter but not in the current year second quarter as a result of a change in timing of annual cash incentive payments.

•
The Company’s balance in cash, cash equivalents, and short-term investments was $81.1 million at December 31, 2018, compared to $87.3 million at June 30, 2018. The fiscal year 2019 decrease was primarily due to capital expenditures of $10.7 million, a $4.9 million cash outflow for the David Edward acquisition, and the return of capital to shareowners in the form of $9.1 million in stock repurchases and $5.6 million in dividends, which more than offset $23.9 million of cash flows from operations.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales; (2) Adjusted EBITDA; (3) adjusted operating income; (4) adjusted net income; and (5) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude CEO transition costs from the GAAP income measure. Organic net sales are defined as net sales excluding acquisition-related sales, and Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that Adjusted EBITDA and other metrics excluding CEO transition expenses are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.

The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the impact of changes in tariffs, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2018 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 5, 2019
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Our values and integrity are demonstrated daily by living our Guiding Principles and creating a culture of caring that establishes us as an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the second quarter ended December 31, 2018 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2018		December 31, 2017
Net Sales	$201,008	100.0%	$178,614	100.0%
Cost of Sales	136,019	67.7%	121,194	67.9%
Gross Profit	64,989	32.3%	57,420	32.1%
Selling and Administrative Expenses	51,491	25.6%	45,415	25.4%
Operating Income	13,498	6.7%	12,005	6.7%
Other Income (Expense), net	(854)	(0.4%)	423	0.3%
Income Before Taxes on Income	12,644	6.3%	12,428	7.0%
Provision for Income Taxes	3,239	1.6%	5,050	2.9%
Net Income	$9,405	4.7%	$7,378	4.1%

Earnings Per Share of Common Stock:
Basic	$0.26		$0.20
Diluted	$0.25		$0.20

Average Number of Total Shares Outstanding:
Basic	36,793		37,476
Diluted	37,088		37,736

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2018		December 31, 2017
Net Sales	$395,131	100.0%	$353,974	100.0%
Cost of Sales	264,269	66.9%	232,547	65.7%
Gross Profit	130,862	33.1%	121,427	34.3%
Selling and Administrative Expenses	103,670	26.2%	93,465	26.4%
Operating Income	27,192	6.9%	27,962	7.9%
Other Income (Expense), net	(158)	(0.1%)	912	0.3%
Income Before Taxes on Income	27,034	6.8%	28,874	8.2%
Provision for Income Taxes	6,753	1.7%	10,539	3.0%
Net Income	$20,281	5.1%	$18,335	5.2%

Earnings Per Share of Common Stock:
Basic	$0.55		$0.49
Diluted	$0.54		$0.49

Average Number of Total Shares Outstanding:
Basic	36,951		37,452
Diluted	37,347		37,775

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2018	June 30, 2018
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$38,993	$52,663
Short-term investments	42,076	34,607
Receivables, net	64,085	62,276
Inventories	48,994	39,509
Prepaid expenses and other current assets	15,331	18,523
Assets held for sale	281	281
Property and Equipment, net	88,433	84,487
Goodwill	11,161	8,824
Intangible Assets, net	12,022	12,607
Deferred Tax Assets	6,828	4,916
Other Assets	12,090	12,767
Total Assets	$340,294	$331,460

LIABILITIES AND SHAREOWNERS’ EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	52,236	48,214
Customer deposits	26,849	21,253
Dividends payable	3,044	2,662
Accrued expenses	42,491	50,586
Long-term debt, less current maturities	136	161
Other	14,642	15,537
Shareowners’ Equity	200,871	193,024
Total Liabilities and Shareowners’ Equity	$340,294	$331,460

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2018	2017
Net Cash Flow provided by Operating Activities	$23,908	$15,382
Net Cash Flow used for Investing Activities	(21,849)	(26,873)
Net Cash Flow used for Financing Activities	(15,750)	(9,090)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(13,691)	(20,581)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	53,321	63,088
Cash, Cash Equivalents, and Restricted Cash at End of Period	$39,630	$42,507

Net Sales by End Vertical Market
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2018	2017	% Change	2018	2017	% Change
Commercial	$63.6	$49.3	29%	$120.2	$101.6	18%
Education	18.1	17.4	4%	52.7	49.1	7%
Finance	18.1	17.9	1%	36.3	31.1	17%
Government	18.8	23.8	(21%)	35.9	51.3	(30%)
Healthcare	28.5	23.8	20%	52.9	44.2	20%
Hospitality	53.9	46.4	16%	97.1	76.7	27%
Total Net Sales	$201.0	$178.6	13%	$395.1	$354.0	12%

Orders Received by End Vertical Market
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2018	2017	% Change	2018	2017	% Change
Commercial	$58.2	$55.3	5%	$119.1	$104.4	14%
Education	19.4	17.7	10%	41.2	37.9	9%
Finance	17.9	19.0	(6%)	35.4	35.4	0%
Government	20.9	20.7	1%	39.2	46.5	(16%)
Healthcare	29.7	24.3	22%	57.5	45.9	25%
Hospitality	44.9	44.9	0%	96.1	79.5	21%
Total Orders Received	$191.0	$181.9	5%	$388.5	$349.6	11%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2018	2017	2018	2017
Interest Income	$428	$234	$847	$468
Interest Expense	(56)	(74)	(106)	(105)
Gain (Loss) on Supplemental Employee Retirement Plan Investments	(1,097)	413	(726)	764
Other Non-Operating Expense	(129)	(150)	(173)	(215)
Other Income (Expense), net	$(854)	$423	$(158)	$912

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands)

Organic Net Sales
	Three Months Ended
	December 31,
	2018	2017
Net Sales, as reported	$201,008	$178,614
Less: David Edward acquisition net sales	2,617	0
Organic Net Sales	$198,391	$178,614

Adjusted Operating Income
	Three Months Ended
	December 31,
	2018	2017
Operating Income, as reported	$13,498	$12,005
Add: Pre-tax CEO Transition Costs	502	0
Adjusted Operating Income	$14,000	$12,005

Adjusted Net Income
	Three Months Ended
	December 31,
	2018	2017
Net Income, as reported	$9,405	$7,378
Pre-tax CEO Transition Costs	502	0
Tax on CEO Transition Costs	(130)	0
Add: After-tax CEO Transition Costs	372	0
Adjusted Net Income	$9,777	$7,378

Adjusted Diluted Earnings Per Share
	Three Months Ended
	December 31,
	2018	2017
Diluted Earnings Per Share, as reported	$0.25	$0.20
Add: After-tax CEO Transition Costs	0.01	0.00
Adjusted Diluted Earnings Per Share	$0.26	$0.20

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	December 31,
	2018	2017
Net Income	$9,405	$7,378
Provision for Income Taxes	3,239	5,050
Income Before Taxes on Income	12,644	12,428
Interest Expense	56	74
Interest Income	(428)	(234)
Depreciation and Amortization	4,213	3,874
Pre-tax CEO Transition Costs	502	0
Adjusted EBITDA	$16,987	$16,142